EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

AUTOMATIC DATA PROCESSING INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Issued Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.10 per share	Rules 457(c) and 457(h)	5,000,000(1)	$235.83(2)	$1,179,150,000(2)	$110.20 per $1,000,000	$129,942.33
	Total Offering Amounts						$129,942.33
	Total Fee Offsets						$0.00
	Net Fee Due						$129,942.33

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of shares of common stock. The registrant has previously registered 65,000,000 shares that may be issued under the Automatic Data Processing, Inc. Amended and Restated Employees’ Savings–Stock Purchase Plan on Registration Statement Nos. 33-24987, 33-51979, 333-81725, 333-110393 and 333-170506. The registration fees for the previously registered shares were paid at the time that such registration statements were filed.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum aggregate offering price was determined based on the average of the high and low prices reported for Automatic Data Processing, Inc.’s common stock on the Nasdaq Global Select Market on November 4, 2022.